HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                   harttrinen@aol.com
Will Hart                                                         (303) 839-0061
Fax: (303) 839-5414


                                 April 17, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   Synergy Resources Corporation
            Registration Statement on Form S-3
            File No. 333-186726

     This office represents Synergy Resources Corporation (the "Company"). Amendment No. 3 to the Company's Registration Statement on Form S-3 has been filed with the Commission. Exhibit 5.1 has been revised in response to the staff's letter dated April 15, 2013.




                                          Very Truly Yours,

                                          HART & HART, LLC

                                          By /s/ William T.  Hart

                                          William T. Hart